UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES PURSUANT TO SECTION 12(b) OR
(g) OF THE SECURITIES EXCHANGE ACT OF 1934

IRSA Inversiones y Representaciones Sociedad Anónima
(Exact name of registrant as specified in its charter)

IRSA Investments and Representations Inc.
(Translation of registrant’s name into English)

The Republic of Argentina	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Carlos Della Paolera 261
(C1001ADA) Ciudad Autónoma de Buenos Aires, Argentina
Tel. +54 (11) 4323-7400
(Address of principal executive offices, including zip code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Warrants to purchase common shares	The New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates: 333-251905

Securities to be registered pursuant to Section 12(g) of the Act: None

Item 1.
Description of Registrant’s Securities to be Registered.

On May 12, 2021, IRSA Inversiones y Representaciones Sociedad Anónima (the “Registrant”) issued an aggregate of 80,000,000 warrants (“Warrants”) to purchase 80,000,000 common shares of the Registrant, par value Ps.1.00 (the “Common Shares”). Each Warrant entitles its holder to purchase one Common Shares for an exercise price of US$0.432 per Common Share. A more detailed description of the Warrants is contained in a prospectus, constituting part of the Registrant's Post-Effective Amendment No. 1 to its Registration Statement on Form F-3 (File No. 333-251905) filed under Rule 462(c) of the Securities Act of 1933, as amended, on May 19, 2021 (such prospectus, the “Prospectus”). The description of the Warrants contained in the Prospectus under the heading “Description of the Warrants” is hereby incorporated by reference into this Form 8-A. Copies of such description will be filed with the New York Stock Exchange.

Item 2.
Exhibits

3.1*
By-laws (Estatutos) of the registrant, which serve as the registrant’s articles of incorporation and by-laws, and an English translation thereof (incorporated by reference to the Registrant’s Annual Report on Form 20-F (File No. 1280-30982) filed with the SEC on October 31, 2019).

4.1*
Form of Deposit Agreement (including the form of Global Depositary Receipt), dated May 24, 1994, as amended and restated as of December 12, 1994, as further amended and restated as of November 15, 2000, among the Registrant, the Bank of New York, as Depositary, and the holders from time to time of Global Depositary Receipts issued thereunder (incorporated by reference to the Registrant’s Registration Statement on Form F-6 (File No. 33-86794) filed with the SEC on November 28, 1994).

4.2	Warrant Agreement dated as of April 29, 2021 between the Registrant, and Computershare, Inc. and Computershare Trust Company N.A., as warrant agent (including a form of the Warrants).

* Previously filed.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

IRSA INVERSIONES Y REPRESENTACIONES SOCIEDAD ANÓNIMA

By:      /s/ Eduardo S. Elsztain
Name: Eduardo S. Elsztain
Title:   Chairman of the Board of Directors (Principal Executive Officer)

Date: May 26, 2021

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